As filed with the Securities and Exchange Commission on January 6, 1998
                                                     Registration No. 333-_____
------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC 20549
                          ------------------------


                            FORM S-8 and FORM S-3
                        Registration Statement Under
                         The Securities Act of 1933
                          ------------------------


                     SIMON TRANSPORTATION SERVICES INC.
             (Exact name of registrant as specified in charter)


                NEVADA                          87-0545608
     (State or other jurisdiction            (I.R.S. Employer
   of incorporation or organization)      Identification Number)
                       ------------------------


                         5175 West 2100 South
                     West Valley City, Utah 84120
                           (801) 268-9100
(Address, including zip code, and telephone number, including area code, of principal executive offices)
                        ------------------------


          Simon Transportation Services Inc. Incentive Stock Plan
                          (Full title of plan)
                        ------------------------


                            RICHARD D. SIMON
               Chairman, President, and Chief Executive Officer
                     Simon Transportation Services Inc.
                            5175 West 2100 South
                         West Valley City, Utah 84120
                               (801) 268-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                        ------------------------



                              Copies to:
                         Mark A. Scudder, Esq.
                         Scudder Law Firm, P.C.
                   411 South 13th Street, Suite 200
                        Lincoln, Nebraska 68508
                             (402) 435-3223
                        ------------------------


     Approximate date of commencement of proposed sales pursuant to the plan: As soon as practicable after the effective date of this registration statement.

                        ------------------------


                     CALCULATION OF REGISTRATION FEE


                                                     Proposed       Proposed Maximum   Amount of
Title of Securities to be Registered Amount to be  Maximum Offering Aggregate Offering Registration
                                     Registered(1) Price per Share  (2)Price (2)       Fee
------------------------------------ ------------  ---------------  ---------------    ------------

Class A Common Stock, $.01 par value   600,000        $23.75          $14,250,000        $4,319
==================================== ============  ===============  ===============    ============

(1) The Registrant previously registered 400,000 shares of Class A Common Stock for issuance under the Incentive Stock Plan and is registering an additional 600,000 shares for issuance.
(2) Estimated pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the "Securities Act") solely for purposes of calculating the registration fee. The price is based upon the average of the high and low prices of Simon Transportation Services Inc. Class A Common Stock on January 5, 1998, as reported on the Nasdaq National Market.

                      SIMON TRANSPORTATION SERVICES INC.
                            CROSS REFERENCE SHEET
                  Pursuant to Item 501(b) of Regulation S-K

         Form S-3 Item Number                Location in Re-Offer Prospectus

 1.      Forepart of Registration
         Statement and Outside Front Cover
         Page of Prospectus...............   Outside Front Cover

 2.      Inside Front and Outside Back
         Cover Page of Prospectus.........   Table of Contents; Available
                                             Information Concerning Simon
                                             Transportation; Incorporation
                                             of Information by Reference

 3.      Summary Information, Risk Factors,
         and Ratio of Earnings to Fixed
         Charges...........................  Not Applicable

 4.      Use of Proceeds...................  Not Applicable

 5.      Determination of Offering Price...  Not Applicable

 6.      Dilution..........................  Not Applicable

 7.      Selling Security Holders..........  Selling Security Holders

 8.      Plan of Distribution..............  Plan of Distribution

 9.      Description of Securities to be
         Registered........................  Not Applicable

10.      Interests of Named Experts and
         Counsel...........................  Not Applicable

11.      Material Changes..................  Not Applicable

12.      Incorporation of Certain
         Information by Reference..........  Incorporation of Information
                                             by Reference

13.      Disclosure of Commission Position
         on Indemnification for Securities
         Act Liabilities...................  Indemnification of Officers
                                             and Directors

          INCORPORATION OF PRIOR REGISTRATION STATEMENT BY REFERENCE

     Simon Transportation Services Inc. (the "Company"), hereby incorporates by reference in this Registration Statement the prior registration statement on Form S-8 and S-3 (No. 33-80409), excluding Part II, Item 3 and the entire re-offer prospectus, previously filed with the Securities and Exchange Commission (the "Commission"). Under such registration statement, the Company previously registered 400,000 shares of Class A Common Stock for issuance under the Simon Transportation Services Inc. Incentive Stock Plan.

                                    Part II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

     The Company hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:

   a. The Company's latest annual report on Form 10-K filed with the Commission on December 8, 1997, containing audited financial statements for the Company's latest fiscal year; and

   b. The description of the Company's Class A Common Stock contained under the caption "Description of Capital Stock" in the Company's prospectus dated February 13, 1997 included in the Company's Registration Statement on Form S-1 (No. 333-21711), effective February 13, 1997).

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

                      SIMON TRANSPORTATION SERVICES INC.
                                600,000 SHARES
                             CLASS A COMMON STOCK
                                Par Value $.01


RE-OFFER PROSPECTUS

     This Prospectus relates to the offer and sale of shares of Class A Common Stock, par value $.01 per share (the "Common Shares"), of Simon Transportation Services Inc. ("Simon Transportation" or the "Company") issuable (upon exercise of options or otherwise) pursuant to the Company's Incentive Stock Plan (the "Incentive Plan"). The Incentive Plan Common Shares may be offered hereby from time to time by any or all of the selling stockholders named herein and in one or more supplements hereto (the "Selling Stockholders"). The Company will receive none of the proceeds of this offering. All expenses incurred in connection with the preparation and filing of this Prospectus and the related Registration Statement are being borne by the Company.

     All or a portion of the Common Shares offered hereby may be offered for sale, from time to time, on the Nasdaq National Market, or otherwise, at prices and terms then obtainable. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders.

     The Common Shares are listed on the Nasdaq National Market. On January 5, 1998, the average of the high and low prices on the Nasdaq National Market was $23.75 per share.

                           ------------------------


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ------------------------


               The date of this Prospectus is January 6, 1998.

                               TABLE OF CONTENTS


Available Information Concerning Simon Transportation........................6
Selling Security Holders.....................................................7
Plan of Distribution.........................................................8
Incorporation of Information by Reference....................................9
Indemnification of Officers and Directors....................................9

     No person has been authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon. Neither the delivery of this Prospectus nor any offer, solicitation or sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make any such offer or solicitation.

             AVAILABLE INFORMATION CONCERNING SIMON TRANSPORTATION

     Simon Transportation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, as well as the regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the Web site maintained by the Commission at http:\\www.sec.gov. In addition, Simon Transportation's Class A Common Stock is listed on the Nasdaq National Market, and certain reports, proxy material and other information may be inspected at such offices at 1735 "K" Street, N.W., Washington, DC 20006-1500. Additional updating information with respect to the securities and the Incentive Plan may be provided to participants in the future by means of supplements to this Prospectus.

     This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.

     Copies of all information incorporated by reference in the Registration Statement of which this Prospectus is a part (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated into the incorporated information) which are not included or delivered with this Prospectus will be provided without charge to each person to whom a Prospectus is delivered upon written or oral request therefor to Alban B. Lang, Treasurer and Chief Financial Officer, Simon Transportation Services Inc., 5175 West 2100 South, West Valley City, Utah 84120, 801/268-9100.

                           SELLING SECURITY HOLDERS


     Common Shares may be offered pursuant to this Prospectus by certain officers and employees of the Company, including those current officers and employees listed below; others to be named in one or more supplements to this Prospectus who acquire shares (pursuant to the exercise of options or otherwise) after the date hereof pursuant to the Incentive Plan.


                Name                 Number of Shares
Kelle A. Simon                                125,000
Lyn Simon                                     125,000
Richard D. Simon, Jr.                         125,000
Sherry L. Simon Bokovoy                       125,000
Alban B. Lang                                 125,000
                                     ----------------
TOTAL OPTION SHARES                           625,000

The officers and employees listed above have been granted options to purchase the number of Common Shares listed opposite their names. The first of such options became exercisable on June 1, 1996. Of such individuals, Kelle A. Simon, Lyn Simon, Sherry L. Simon Bokovoy, Richard D. Simon, Jr., and Alban B. Lang each presently own approximately one percent of the Company's outstanding capital stock (excluding the options listed above), and would own approximately three percent of the Company's outstanding capital stock upon exercise of all options granted. At the date of this Prospectus options to purchase approximately 100,834 Common Shares have been granted to non-affiliates under the Incentive Plan.

                             PLAN OF DISTRIBUTION


     The Selling Stockholders may sell Common Shares in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the Common Shares may be effected from time to time in one or more transactions on the Nasdaq National Market (or on such other national stock exchanges or interdealer quotation systems on which the Common Shares may be traded from time to time) in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, otherwise in the over-the-counter market, or in transactions other than on such markets, or a combination of such transactions. Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling Common Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of Common Shares for whom they may act as agent. The Selling Stockholders and any broker-dealers or agents that participate in the distribution of Common Shares by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discountsand commissions, under the Securities Act of 1933, as amended (the "Securities Act").

                   INCORPORATION OF INFORMATION BY REFERENCE

     The following documents previously filed with the Commission on behalf of the Company are hereby incorporated by reference in this Registration Statement:

            The description of the Company's Class A Common Stock contained under the caption "Description of Capital Stock" in the Company's prospectus dated February 13, 1997 included in the Company's Registration Statement on Form S-1 (No. 333-21711, effective February 13, 1997).

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Nevada General Corporation Law provides for the indemnification of officers and directors (and others) under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Nevada corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Article VII of the Company's Articles and Article X of the Company's Bylaws provide that the Company's directors and officers shall be indemnified against liabilities they may incur while serving in such capacities to the fullest extent allowed by the Nevada General Corporation Law. Under these indemnification provisions, the Company is required to indemnify its directors and officers against any reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were a director or officer of the Company or while a director or officer of the Company are or were serving at the Company's request as a director, officer, partner, trustee, employee of agent or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise unless it is ultimately determined by a court of competent jurisdiction that they failed to act in a manner they believed in good faith to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceeding, had reasonable cause to believe their conduct was lawful. The Company will advance expenses incurred by directors or officers in defending any such action, suit or proceeding upon receipt of written confirmation from such officers or directors that they have met certain standards of conduct and an undertaking by or on behalf of such officers or directors to repay such advances if it is ultimately determined that they are not entitled to indemnification by the Company. The Company may, through indemnification agreements, insurance, or otherwise, provide additional indemnification.

     Article VI of the Company's Articles eliminates, to the fullest extent permitted by law, the liability of directors and officers for monetary or other damages for breach of fiduciary duties to the Company and its stockholders as a director or officer.

     The Company has obtained insurance to protect itself and its directors and officers against expense or loss arising from any action, suit, or proceeding brought by reason of the fact that any person is a director or officer of the Company. In addition, the Company has entered into indemnification agreements with its officers and directors pursuant to which it has agreed to indemnify such individuals to the maximum extent permitted by law and not to reduce any rights of such individuals retrospectively.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, which includes a Form S-3 re-offer prospectus, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of West Valley City, State of Utah on December 19, 1997.

                                          SIMON TRANSPORTATION SERVICES INC.


                                          By:   /s/ Alban B. Lang
                                                Alban B. Lang, Treasurer & Chief
                                                Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Richard D. Simon, Alban B. Lang, and Irene Warr, and each of them, as attorneys-in-fact with full power of substitution, to execute in their respective names, individually and in each capacity stated below, any and all amendments (including post- effective amendments) to this Registration Statement as the attorney-in-fact and to file any such amendment to the Registration Statement, exhibits thereto and documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and their substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and their substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signatures                      Title                       Date
/s/ Richard D. Simon    Chairman of the Board, President,
Richard D. Simon        and Chief Executive Officer;
                        Director (principal executive
                        officer)                            December 19, 1997
/s/ Alban B. Lang       Chief Financial Officer, Treasurer,
Alban B. Lang           and Secretary; Director (principal
                        financial and accounting officer)   December 19, 1997
/s/ Irene Warr
Irene Warr              Director                            December 19, 1997
/s/ H. J. Frazier
H. J. Frazier           Director                            December 19, 1997
/s/ Kelle A. Simon
Kelle A. Simon.         Director                            December 19, 1997
/s/ Lyn Simon
Lyn Simon               Director                            December 19, 1997
/s/ Richard D. Simon, Jr.
Richard D. Simon, Jr.   Director                            December 19, 1997
/s/ Sherry L. Simon
    Bokovoy
Sherry L. Simon Bokovoy Director                            December 19, 1997

                                   EXHIBITS


Exhibit No.                               Exhibit
5.1 Opinion of Scudder Law Firm, P.C. as to the validity of the shares of Class A Common Stock, par value $0.01 per share
23.1        Consent of Arthur Andersen LLP
23.3        Consent of Scudder Law Firm, P.C. (contained in Exhibit 5.1 hereto)
24 Power of Attorney (contained in the signature pages to this Registration Statement)